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                                                                    EXHIBIT 99.1

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T
                         TO ARTICLE 3 OF REGULATION S-X

Securities and Exchange Commission
Washington, D.C. 20549

March 20, 2002

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Standard Pacific Corp. has obtained a letter of representation from Arthur Andersen LLP stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.


Standard Pacific Corp.

By /s/ Andrew H. Parnes,
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    Andrew H. Parnes, Senior
    Vice President-Finance and
    Chief Financial Officer